EXHIBIT 10.1

SECOND AMENDED AND RESTATED
MASTER TRADEMARK LICENSE AGREEMENT BETWEEN
SIGNAL INVESTMENT & MANAGEMENT COMPANY
AND CHATTEM, INC.
(As Amended and Restated Effective March 22, 2002)

This Second Amended and Restated Master Trademark License Agreement is made and entered into by and between Signal Investment & Management Co., a Delaware corporation (“Signal”), having its principal place of business at Suite 1300, 1105 Market Street, Wilmington, Delaware 19890, and Chattem, Inc., a Tennessee corporation (“Chattem”), having its principal place of business located at 1715 W. 38th Street, Chattanooga, Tennessee 37409, effective as of June 30, 1992.

WHEREAS, Signal and Chattem are parties to that certain First Amended and Restated Master Trademark License Agreement effective as of June 30, 1992, pursuant to which Signal licenses to Chattem certain trademark rights; and

WHEREAS, Chattem has determined that its nutraceutical, supplement and weight control product lines will be transferred to another subsidiary corporation, SunDex, Inc., and accordingly the trademarks associated with those product lines will be used by SunDex, Inc. rather than Chattem;

WHEREAS, Signal and Chattem desire for Signal to license the trademarks associated with the nutraceutical, supplement and weight control product lines directly to SunDex, Inc.;

WHEREAS, Signal and Chattem desire to restate the framework in this Master Trademark License Agreement under which the licensing and sublicensing of all future trademark rights from Signal to Chattem will be controlled, such licensing to take effect immediately upon the date of Signal’s future adoption, acquisition or licensing of such trademark rights; and

WHEREAS, Signal and Chattem desire to confirm their agreements relating to the licensing and sublicensing of such trademark rights and to supersede, replace and restate such prior licensing and sublicensing agreements currently in effect between the parties;

NOW, THEREFORE, in consideration of the premises and covenants herein, and in further consideration of the mutual benefits to the parties, the parties hereby covenant and agree as follows:

1. Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Agreement”: this Master Trademark License Agreement, as amended, supplemented or otherwise modified from time to time.

“Default”: any of the events specified in Section 3.1, provided any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Effective Date”: shall mean March 22, 2002.

“FDA Requirements”: shall mean any requirements of the Federal Food, Drug and Cosmetic Act, as amended, and any rules or regulations promulgated thereunder which are or may be applicable to the manufacture, sale, labeling or distribution of the Products.

“Governmental Authority”: any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Licensed Assets”:  shall mean the Trademarks, the Trade Dress and the Product Standards.

“Licensee”:  Chattem, Inc., a Tennessee corporation.

“Licensor”:  Signal Investment & Management Co., a Delaware corporation.

“Net Sales”:  shall mean sales of the Products at the invoiced price after deduction of (a) all trade and promotional discounts and allowances; (b) allowance for credits for returns; and (c) sales taxes and/or freight charges, if any, included in the invoice.

“Person”: An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or entity of whatever nature.

“Products”:  shall mean all products sold in any jurisdiction under any of the Trademarks, but shall exclude nutraceutical and weight control products.

“Product Standards”:  shall mean the formulas, specifications and manufacturing procedures provided to the Licensee by the Licensor as the same shall hereinafter be amended from time to time with the consent and approval of the Licensor.

“Subsidiary”:  as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Licensee other than the undersigned.

“Termination Date”:  shall mean the date on which this Agreement shall terminate pursuant to Section 2.2 hereof.

“Trademarks”:  shall mean and collectively include all trademarks, trademark registrations, applications for trademark registration, and good will associated with all trademarks presently owned, licensed or hereafter adopted, acquired or licensed by Licensor, except those trademarks associated with nutraceutical, supplement or weight control product lines, and including, but not limited to all trademarks identified on Schedule 1 hereto as the same may hereinafter be amended from time to time.

“Trade Dress”: shall mean the existing trade dress of the Products as the same may hereinafter be modified from time to time with the consent and approval of the Licensor.

1.2           Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other document and/or certificate delivered pursuant hereto.

(b)           The words “whereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole, not to any particular provision of this Agreement, and Section, Subsection and Schedule references are to this Agreement unless otherwise specified.

(c)           The meanings given to the terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.1           Grant of License.  Subject to the terms and conditions herein set forth, Licensor hereby grants to Licensee the exclusive right and license in each jurisdiction where a Trademark is registered, with the right to grant sublicenses to other Subsidiaries:

(a)           To produce, have produced, process or otherwise manufacture, and to use, sell and distribute the Products in accordance with the Product Standards;

(b)           To use any one or more of the Trademarks, alone or in conjunction with any other trademarks or trade names of Licensee of any of its Subsidiaries, on any Products which are sold by Licensee or by any of its sublicensed Subsidiaries under the provisions of this Agreement;

(c)           To the extent permitted pursuant to the provisions of Section 6.1 hereof, to bring and prosecute a suit or suits against any party (i) to preclude the unauthorized use of any of the Trademarks or any confusingly similar trademarks, and (ii) to preclude the unauthorized disclosure or use of any of the Product Standards.

(d)           To the extent permitted pursuant to provisions of Section 6.1 hereof, to defend and settle, at Licensee’s expense, infringement suits brought by others based upon the use or prospective use by Licensee and/or its affiliates of any of the Trademarks.

(e)           To grant sublicenses to its Subsidiaries, provided such sublicenses are expressly made subject to all the terms and conditions of this Agreement, and, if applicable, the terms and conditions of any license to Licensor.

2.2           Term.  This Agreement shall commence on the effective date unless sooner terminated pursuant to Section 3.1 hereof, and shall continue thereafter for a period of five (5) years through and including March 22, 2007 (the “Initial Term”) and for successive renewal terms of five (5) years each (individually or collectively, a “Renewal Term”) unless the Licensor or Licensee shall give written notice of cancellation pursuant to the notice provisions of Section 11.1(f) hereof to the other party at least ninety (90) days prior to the end Initial Term or the Renewal Term then ending, as the case may be.

3.1           Defaults.  This Agreement may be terminated by the Licensor at any time upon the occurrence of one or more of the following Defaults:

(a)           Licensee or any of its sublicensed Subsidiaries shall materially breach any of the terms, conditions or agreements contained in this Agreement which are required to be kept, observed or performed by Licensee or its Subsidiaries if such Licensee or Subsidiary fails to cure such breach within thirty (30) days of written notice thereof giving reasonably full particulars.

(b)           Licensee or any of its sublicensed Subsidiaries shall become insolvent or shall suspend business, or shall file a voluntary petition or an answer admitting the jurisdiction of the Court and the material allegations of, or shall consent to, an involuntary petition pursuant to or purporting to be pursuant to any bankruptcy, reorganization or insolvency law of any jurisdiction.

4.1           Royalty.  Licensee and its sublicensed Subsidiaries shall pay to Licensor a five percent (5%) royalty on Net Sales of all Products sold under the Trademarks (the “Royalty”).  The Royalty shall be payable quarterly within forty-five (45) days of the end of each of the Licensee’s fiscal quarters.

4.2           Sales by Subsidiaries.  In the event that Licensee grants a sublicense to any Subsidiary, Licensee agrees to pay the five percent (5%) royalty due under Section 4.1 on all Net Sales of Products by such Subsidiary.

4.3           When Sales Made.  For purposes of this Agreement, Products sold by Licensee or by any sublicensed Subsidiary shall be considered sold when invoiced, or if not invoiced, when delivered, shipped or mailed, or when paid for, if paid for before delivery.  No royalty shall be due and payable hereunder in connection with any inter-company sale between the Licensee and any sublicensed Subsidiary.  Royalties paid on Products not accepted by the customer and/or returned to Licensee or its Subsidiary shall be credited against and deducted from future royalties, provided, however, that if such returned Products are subsequently resold by Licensee or its Subsidiary, Royalties shall then be paid thereon.

4.4           Payments.  Unless otherwise mutually agreed in writing, on or before the forty-fifth (45th) day following the end of each of Licensee’s fiscal quarters, Licensee will pay to Licensor the Royalty applicable to sales during such quarter.  All Royalty payments hereunder shall be made in United States currency.

5.1           Records.  Licensee, on behalf of itself and its sublicensed Subsidiaries, agrees to keep adequate and complete records showing all sales of Products sold under the Trademarks.  Such records shall include all information necessary to verify the total amount of Net Sales and the royalties due hereunder and Licensee shall make such records available to Licensor at its offices in Wilmington, Delaware upon reasonable notice during reasonable business hours to the extent necessary to verify the amount thereof.

5.2           Reports.  Within forty-five (45) days of the last day of the Licensee’s fiscal quarters, Licensee shall furnish to Licensor a written report, signed by an authorized representative of the Licensee, showing (a) the total Net Sales of all Products during such fiscal quarter; and (b) the total amount of royalties due the Licensor hereunder.

6.1           Infringement.

(a)           If Licensee discovers third-parties infringing any enforceable rights contained in the Licensed Assets, Licensee shall notify Licensor promptly thereof.  In the event that Licensee, at its discretion elects to initiate and prosecute any such suit or suits pursuant to the rights granted to Licensee in accordance with the provisions of Section 2.1(c) hereof, then (i) all expenses incurred in such legal action shall be borne by Licensee and all damages and costs that may be recovered or may be assessed as a result of such suit or suits shall inure to Licensee; and (ii) Licensee shall have the right to join Licensor as a nominal party plaintiff in any such suit or suits, and the Licensor agrees to sign all papers and perform all acts which Licensee may reasonable request to enable Licensee to enforce such rights.

(b)           In the event Licensee notifies Licensor that it will not initiate and/or, if initiated, will not prosecute such suit or suits against third-party infringers, then Licensor shall have the right to initiate and/or prosecute such suit or suits to protect the Licensor’s interest in the Licensed Assets.  Whenever Licensor exercises its rights under this Section 6.1(b), then all expenses incurred in such legal action shall be borne by Licensor and all damages and costs that may be recovered or may be assessed as a result of such suit or suits shall inure to the Licensor.

(c)           Whenever Licensor or Licensee discovers that a third-party has filed an application for trademark registration in any country and/or has been granted a trademark registration for any trademark which is confusingly similar to any of the Trademarks, then Licensor and Licensee shall promptly exchange information concerning such application and/or registration and either  Licensor or Licensee may, at its sole discretion and at its own expense, bring and prosecute an appropriate proceeding under the trademark laws in the jurisdiction in question to oppose such application and/or to cancel such registration.  Licensee shall have the right to join Licensor as an opposer or petitioner in any such opposition and/or cancellation proceedings, and Licensor agrees to sign all papers and perform all acts which Licensee may reasonably request to enable Licensee to oppose such application and/or to cancel such registration.

(d)           In the event that any third-party claims that one or more of the Trademarks or other Licensed Assets infringe any trademark or other right of such party, Licensee shall have the right, at its option, to contest and defend such claim.  If Licensee declines to contest or defend such claim, Licensor shall then have the right, at its option, to defend and contest such claim.  In the event that Licensee exercises it rights to contest and defend any claim of infringement brought by a third-party in connection with any of the Licensed Assets, Licensee agrees that it will not settle or compromise such claim without the prior approval and consent of the Licensor whose approval shall not be unreasonably withheld.

7.           Maintenance of Product Quality.  Licensee hereby agrees that all Products sold in connection with the Trademarks shall fully comply with (i) all FDA Requirements (ii) all other legal requirements imposed by any other Governmental Authority, and (iii) the applicable Product Standards.  Licensee further agrees to furnish to Licensor at its offices in Wilmington, Delaware with such samples of its and any sublicensed Subsidiary’s Products sold under the Trademarks, as may be reasonably required by Licensor for examination and testing, to verify compliance by Licensee and its sublicensed Subsidiary with the Product Standards. Licensee further agrees on behalf of itself and its affiliates to fully cooperate with Licensor and meet all Licensor’s reasonable requests intended to facilitate Licensee’s compliance with its obligations under this Section.  The Product Standards may be changed only with the consent and approval of the Licensor.  As between Licensor and Licensee, Licensee shall be fully responsible for and shall indemnify and hold Licensor harmless against any and all products liability or negligence claims.

8.1           Maintenance and Renewal of Trademark Registrations.  Until the Termination Date, Licensee agrees to maintain and/or renew, as agent for Licensor, the federal registrations and applications for all of the Trademarks by duly filing at the United States Patent and Trademark Office in Washington, D.C. all papers, responses, fees, applications for renewal, affidavits of use (and/or incontestability, if appropriate) and all other necessary papers required for such purpose by the Trademark Laws of the United States.  Licensor agrees to execute all applications for renewal and other documents, and to perform all other acts, which Licensee may reasonably request in order to enable Licensee to maintain and renew such registrations as agent for Licensor.  All costs incurred by Licensor in connection with such maintenance and renewal shall be borne by Licensee.

8.2           Continued Use.  Until the Termination Date, unless otherwise agreed by Licensor, Licensee agrees to continue to use each of the Trademarks in accordance with applicable trademark laws and the license granted under the provisions of this Agreement.

8.3           Confidentiality.  Licensee agrees to maintain the Product Standards as confidential and is to refrain from disclosing such information to any third parties except as necessary in accordance with its reasonable business judgment.

9.1           Licensor’s Representations.  Licensor hereby represents and warrants to Licensee as follows:

(a)           Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           Licensor has all necessary corporate power to enter into and perform its obligations under this Agreement and, as of the effective date of this Agreement, will have taken all necessary corporate action to authorize the execution and consummation of this Agreement.

(c)           Licensor is not in default with respect to any term or provision of any charter, bylaw, mortgage, indenture, statute, rule or regulation applicable to it, or with respect to any order, writ, injunction, decree, rule or regulation of any court or administrative agency, which would preclude the performance of its obligations under this Agreement.

(d)           Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor the fulfillment of or compliance with the terms and provisions hereof will (i) violate any provision of law, administrative regulations or court decree applicable to Licensor; or (ii) conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under the charter or bylaws of Licensee, or of any agreement or instrument to which Licensee is a party or by which it is bound.

(e)           Licensor has good and marketable title and rights to the Licensed Assets and/or an appropriate license for the Licensed Assets subject only to such liens as may exist from time to time under an applicable credit or security agreement to Licensor and/or Licensee.  Licensor has no knowledge of any third-party rights which would be infringed by the use of the Licensed Assets.

9.2           Licensee’s Representations.  Licensee hereby represents and warrants to Licensor as follows:

(a)           Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.

(b)           Licensor has all necessary corporate power to enter into and perform its obligations under this Agreement and, as of the effective date of this Agreement, will have taken all necessary corporate action to authorize the execution and consummation of this Agreement.

(c)           Licensor is not in default with respect to any term or provision of any charter, bylaw, mortgage, indenture, statute, rule or regulation applicable to it, or with respect to any order, writ, injunction, decree, rule or regulation of any court or administrative agency, which would preclude the performance of its obligations under this Agreement.

10.1           Sublicenses.  All sublicenses extended by Licensee to any Subsidiary regarding any of the Licensed Assets shall be made expressly subject to the terms and conditions of this Agreement, including but not limited to an express undertaking by such affiliate to comply with all Product Standards.  Prior to granting any such sublicense, Licensee will provide a copy of the Product Standards to such Subsidiary.  No sublicensed Subsidiary shall have the right to grant a further sublicense without the express written approval of the Licensor.

11.1           Miscellaneous Provisions.  The following miscellaneous provisions shall apply to this Agreement:

(a)           Superseding Effect.  This Agreement supersedes and replaces all prior licensing agreements between the Licensor and the Licensee with respect to the Trademarks and Products.

(b)           Non-Waiver.  No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by a party on one occasion is effective only in that instance and will not be construed as a bar or a waiver of any right on any other occasion.

(c)           Non-Assignment of Trademarks.  Nothing in this Agreement shall be deemed to constitute an assignment by Licensor of the Trademarks or any right therein or thereto, or give Licensee or any Subsidiary or affiliate of Licensee any interest therein, except as herein provided.

(d)           Binding Effect.  All terms and conditions of this Agreement shall bind and inure to the benefit and burden of the parties hereto with respect to successors and assigns.

(e)           Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to any conflict of law provisions thereof.

(f)           Notices.  Any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered  (i) three (3) days after depositing in the United States mail with postage prepaid, (ii) when sent after receipt of confirmation if sent by telecopy or by other similar facsimile transmission, (iii) one (1) business day after deposit with a reputable overnight courier with all charges prepaid, or (iv) when delivered, if hand delivered by messenger, all of which shall be properly addressed to the parties to be notified and sent to the address or number indicated as follows:

(i)           If to Licensor at:

Signal Investment & Management Company
Suite 1300
1105 Market Street
Wilmington, Delaware 19801
Attention:  President
Telecopy:  (302) 651-8464
Confirmation:  (302) 651-8868

(ii)           If to Licensee at:

Chattem, Inc.
1715 West 38th Street
Chattanooga, Tennessee 37409
Attention:  President and Chief Operating Officer
Telecopy:  (423) 821-2037
Confirmation:  (423) 821-0395

or to such other address or number as each party designates to the other in the manner herein prescribed.

(g)           Entire Understanding.  This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof.  No modifications, extensions or waivers of any of the provisions hereof or any release or any right there under shall be valid unless the same is in writing signed by the party to be bound thereby.

(h)           Sales of Trademarks.  Licensor reserves the right to sell one or more of the Trademarks identified on Schedule 1 hereto on reasonable notice to the Licensee and, upon such sale, Licensee’s licensed rights to such Trademark shall cease and terminate.

(i)           Licensing of Trademarks to Third Parties.  Upon the prior consent of Licensee, Licensor may license one or more of the Trademarks identified on Schedule 1 hereto to a third party and, upon such licensing, Licensee’s licensed rights to such Trademark shall cease and terminate.

(j)           Consent to Collateral Assignment.  The parties hereby acknowledge that Licensee has assigned or may assign its right, title and interest under this Agreement as security for financing provided to Licensee by one or more lenders.  Notwithstanding any other provisions contained in this Agreement, the Licensor consents to the collateral assignment of this Agreement to such lenders or their agents, for the benefit of the lenders.  Unless and until such lenders give notice to the undersigned of their intention to succeed to the rights of Licensee under the Agreement, the lenders shall not be obligated to perform any of the obligations of Licensee under the Agreement.

(k)           Headings.  The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the construction and interpretation of this Agreement.

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be signed in Wilmington, Delaware, effective as of the Effective Date.

SIGNAL INVESTMENT &  MANAGEMENT CO.

By:_________________________________
A. Alexander Taylor II, President

CHATTEM, INC.

By:_________________________________
A. Alexander Taylor II, President